Exhibit 12(a).


Norwest Corporation and Subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited)

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

                          Nine Months Ended
                             September 30,                      Year Ended December 31,
In thousands                 1994       1993       1993       1992       1991       1990       1989

Computation of Income:
 Income before
  income taxes         $  879,156    716,658    879,755    645,568    491,673    284,453    383,681
 Capitalized interest         (56)       (44)       (65)       (24)         -        (13)      (165)
 Income before income
  taxes and capitalized
  interest                879,100    716,614    879,690    645,544    491,673    284,440    383,516
 Fixed charges          1,166,207  1,102,659  1,485,936  1,651,664  2,187,536  2,354,041  2,241,827
 Total income for
  computation          $2,045,307  1,819,273  2,365,626  2,297,208  2,679,209  2,638,481  2,625,343
 Total income for
  computation excluding
  interest on deposits
  from fixed charges   $1,417,351  1,190,505  1,513,317  1,281,619  1,196,648  1,111,762  1,166,852

Computation of Fixed
 Charges:
 Net rental
  expense (a)          $  113,457     86,758    128,573    123,342    111,609    102,192     94,568
 Portion of rentals
  deemed
  representative
  of interest          $   37,819     28,919     42,858     41,114     37,203     34,064     31,523
 Interest:
  Interest on
   deposits               627,956    628,768    852,309  1,015,589  1,482,561  1,526,719  1,458,491
  Interest on
   federal funds
   and other
   short-term
   borrowings             195,732    186,196    238,046    277,835    352,384    522,849    493,142
  Interest on
   long-term debt         304,644    258,732    352,658    317,102    315,388    270,396    258,506
  Capitalized
   interest                    56         44         65         24          -         13        165
  Total interest        1,128,388  1,073,740  1,443,078  1,610,550  2,150,333  2,319,977  2,210,304
 Total fixed
  charges              $1,166,207  1,102,659  1,485,936  1,651,664  2,187,536  2,354,041  2,241,827
 Total fixed
  charges excluding
  interest on
  deposits             $  538,251    473,891    633,627    636,075    704,975    827,322    783,336
Ratio of Income
 to Fixed Charges:
 Excluding
  interest on
  deposits                   2.63X      2.51       2.39       2.01       1.70       1.34       1.49
 Including
  interest on
  deposits                   1.75X      1.65       1.59       1.39       1.22       1.12       1.17

(a) Includes equipment rentals.

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